EX-28.h.10

Nationwide Fund Distributors LLC

1000 Continental Drive, Suite 400

King of Prussia, PA 19406

May 1, 2014

Nationwide Variable Insurance Trust

1000 Continental Drive, Suite 400

King of Prussia, Pennsylvania 19406

Re:	12b-1 Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Distributors LLC (the “Distributor”) agrees that, with respect to the Neuberger Berman NVIT Socially Responsible Fund (the “Fund”), a series of Nationwide Variable Insurance Trust, the Distributor shall waive a portion of the Rule 12b-1 fee for the Class II Shares of the Fund in an amount equal to 0.16% for the period from the date of this Agreement through April 30, 2015. The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Distributors LLC

By:	/s/ Lee T. Cummings
Name: Lee T. Cummings
Title: Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Nationwide Variable Insurance Trust

By:	/s/ Allan J. Oster
Name: Allan J. Oster
Title: Assistant Secretary
Date: May 1, 2014